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                                                                    EXHIBIT 3.5

                                                              STATE OF DELAWARE
                                                             SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                      FILED 04:30 PM 03/06/1995
                                                            950049638 - 2202214



                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 CXR CORPORATION

     The following amendment to the Certificate of Incorporation was adopted by the stockholders of the Corporation as follows:

     FIRST: The name of the corporation is:

                                 CXR Corporation

     SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

          Paragraph FIRST of the Certificate of Incorporation, relating to the corporate title of the corporation, is hereby amended to read as follows:

          "FIRST: The name of the corporation is:

                           MicroTel International Inc.

          Paragraph FOURTH of the Certificate of Incorporation, relating to the capital stock of the Corporation, including the creation of a class of Preferred stock, is hereby amended to read as follows:

          "FOURTH: The aggregate number of shares of all classes of capital stock which the Company has the authority to issue is Thirty Million (30,000,000), which is divided into two classes as follows:

                Twenty-Five Million (25,000,000) shares of Common Stock (Common Stock) with a par value of 1/3 cent per share, and

                Five Million (5,000,000) shares of Preferred Stock (Preferred Stock) with a par value of $.01 per share.

     The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the Preferred Stock is as follows:

     (1)  ISSUANCE OF SERIES.

          Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine. All


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shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2 of this Article FOURTH.

     (2)  AUTHORITY OF THE BOARD WITH RESPECT TO SERIES.

          The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of the shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto including, but not limited to, determination of any of the following:

              (i) The number of shares constituting that series and the distinctive designation of that series;

              (ii) The dividend rate or rates on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, the payment date or dates for dividends and the relative rights of priority, if any, of payment of dividends on shares of that series;

              (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and , if so, the terms of such voting rights;

              (iv) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

              (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

              (vi) Whether that series shall have a sinking or retirement fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking or retirement fund;

              (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

              (viii) Any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of series, as the Board of Directors may deem advisable and are not inconsistent with the provisions of this Certificate of Incorporation.


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       (3)    DIVIDENDS.

              Dividends on outstanding shares of Preferred Stock shall be paid or declared and set a part for payment in accordance with their respective preferential and relative rights before any dividends shall be paid or declared and set apart for payment on the outstanding shares of Common Stock with respect to the same dividend period.

       (4)    LIQUIDATION.

              If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential and relative amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

       (5)    REACQUIRED SHARES.

              Shares of Preferred Stock which have been issued and reacquired in any manner by the Company (excluding, until the Company elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

       (6)    VOTING RIGHTS.

              Shares of Preferred Stock shall each have the number of votes provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, or as otherwise required by law. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

       THIRD: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

       FOURTH: The corporation has not received any payment for any of its stock.

       IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this day of March 1, 1995.

                                 /S/Daniel Dror
                                 ----------------------------------------------
                                 Daniel Dror, Chief Executive Officer


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